FOR INFORMATION ONLY
                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              INFORMATION STATEMENT
                         ABF CAPITAL CORP. COMMON STOCK

         Crown Jewel Resources, Inc. ("CJR") is furnishing this Information Statement to holders of its common stock ("CJR Stock") in connection with the distribution of all of the outstanding shares of common stock ("ABF Stock") of ABF Capital Corp. ("ABF"') it owns which are the only shares of ABF Stock outstanding. CJR is distributing the ABF Stock pursuant to the terms of a Plan of Reorganization and Distribution Agreement between CJR and ABF dated February 12, 2002. After the distribution of the ABF Stock, CJR will no longer own any interest in ABF. CJR will distribute the shares of ABF Stock to holders of record of CJR Stock as of the close of business on February 27, 2002 (the "Record Date"). Each holder of CJR Stock will receive one share of ABF Stock for every ten shares of CJR Stock held on the Record Date. The distribution of the ABF Stock will occur as soon as practicable after the date that the staff of the Securities and Exchange Commission notifies ABF that it has no further comments to ABF's registration statement on Form 10SB as filed with the SEC on October 10, 2003 (the "Distribution Date"). Holders of CJR Stock will pay no consideration for shares of ABF Stock. There is no current trading market for ABF Stock. ABF will explore the possibility of causing the ABF Stock to be admitted for quotation on the Over the Counter Electronic Bulletin Board; however, management can not assure holders of ABF Stock that is will pursue such course of action or that if it does so, that the ABF Stock will be admitted for quotation on the OTCBB or if admitted that a liquid market for the securities ever will develop.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

         Stockholders of CJR with inquiries related to the Distribution should contact Marc A. Palazzo, President of Crown Jewel Resources, Inc., 805 Third Avenue, New York, New York 10022, telephone: (212) 838-5100; or the CJR's stock transfer agent: Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004, telephone: (212) 509-4000.

           The date of this Information Statement is October 10, 2003

                                TABLE OF CONTENTS

Summary of Certain Information...............................................1
The Distribution.............................................................4
Risk Factors.................................. ..............................7
Relationship Between CJR and ABF.............................................13
Accounting Treatment.........................................................13
Dividend Policy..............................................................13
Plan of Operation............................................................13
Our Business.................................................................15
Our Management...............................................................20
Related Party Transactions...................................................22
Security Ownership of Certain Beneficial Owners and Management...............23
Description of ABF's Capital Stock...........................................23
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities..................................................26
Legal Proceedings............................................................26
Experts......................................................................27
Where You Can Find More Information..........................................27
Questions and Answers........................................................28
Index to Financial Statements................................................F-1

Exhibit 1.        Certificate of Incorporation of ABF.

Exhibit 2.        Amended and Restated Bylaws of ABF.

Exhibit 3.        Plan of Reorganization and Distribution Agreement

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Summary," "Risk Factors," "Business" and elsewhere in this Information Statement, including any Annexes hereto, constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by words such as "may," "will," "should," "could," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," "proposed," "future" or "continue," or the negative of such terms or other similar words. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our investors. However, these statements are only anticipations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the factors discussed under "Risk Factors" beginning on page 6 hereof. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future. We do not plan to update any of the forward-looking statements after the date of this Information Statement to conform such statements to actual results.

                         SUMMARY OF CERTAIN INFORMATION

         The following summary highlights selected information from this Information Statement and may not contain all the information that is important to you. To understand fully the business of ABF, you should read this entire Information Statement carefully, including the financial statements and the related notes beginning on page F-1

The Distribution.

         Distributing Company:                       Crown Jewel Resources, Inc., a Delaware corporation
                                                     ("CJR"). References herein to CJR include its
                                                     consolidated subsidiaries except ABF.

         Distributed Company:                        ABF Capital Corp. ("ABF") which currently is, and until
                                                     the distribution of the ABF Stock by CJR, will be, a
                                                     wholly-owned subsidiary of CJR, will (i) continue to
                                                     attempt to collect amounts due under certain liability
                                                     assumption agreements issued by the limited partners of
                                                     two turn-key drilling operations during 1982 and 1983
                                                     and (ii) continue to seek business opportunities in the
                                                     oil and gas industry.

         Distribution                                Ratio: One share of ABF
                                                     Stock for every ten shares
                                                     of CJR Stock held on the
                                                     Record Date (as defined
                                                     below).

         Securities                                  to be Distributed: CJR will
                                                     distribute 1,222,271 shares
                                                     of ABF Stock to holders of
                                                     record of CJR Stock as of
                                                     the close of business on
                                                     February 27, 2002. The ABF
                                                     Stock to be distributed
                                                     represents all of the
                                                     issued ABF Stock as of the
                                                     Record Date.

         Record Date:                                February 27, 2002 (5:00 p.m., Eastern Standard
                                                     Time).

         Distribution                                Date: As soon as
                                                     practicable after the date
                                                     that the staff of the
                                                     Securities and Exchange
                                                     Commission notifies ABF
                                                     that it has no further
                                                     comments to ABF's
                                                     registration statement on
                                                     Form 10-SB as filed with
                                                     the Commission on October
                                                     10, 2003.

         Mailing Date:                               ABF's transfer and distribution agent, Continental Stock
                                                     Transfer & Trust Company, will mail certificates
                                                     representing the shares of ABF Stock to be distributed
                                                     to holders of record of CJR Stock as of the Record Date
                                                     as soon as practicable after the date that the staff of
                                                     the SEC advises that it has no more comments to ABF's
                                                     registration statement on Form 10-SB.  Holders of CJR
                                                     Stock should not send stock certificates to CJR, ABF or
                                                     Continental.


         Reasons                                     for the Distribution: The
                                                     Distribution is designed to
                                                     separate the disparate
                                                     businesses of CJR and ABF
                                                     and all each to focus on
                                                     the specific business areas
                                                     for which they were
                                                     organized.

         Tax Consequences:                           The receipt of shares of ABF Stock by holders of CJR
                                                     Stock will be tax free.

         Trading Market:                             There is currently no public market for the ABF
                                                     Stock.  ABF will explore the possibility of causing the
                                                     ABF Stock to be admitted for quotation on the Over the
                                                     Counter Electronic Bulletin Board, an NASD sponsored and
                                                     operated quotation system for equity securities.
                                                     Management of ABF cannot assure holders of the ABF Stock
                                                     that it will pursue such course of action or that if
                                                     does that the ABF Stock will be admitted for quotation
                                                     on the OTCBB or that any liquid trading market will
                                                     develop for the ABF Stock.

         Distribution Agent and
         Transfer Agent for the
         ABF                                         Stock: The distribution
                                                     agent (the "Distribution
                                                     Agent") and transfer agent
                                                     for the ABF Stock is
                                                     Continental Stock Transfer
                                                     and Trust Company, 17
                                                     Battery Place, New York,
                                                     New York 10004, telephone:
                                                     (212) 509-4000.

         Dividends:                                  Management of ABF presently expects to retain all
                                                     available earnings, if any, generated by its operations
                                                     and does not expect to pay any cash dividends on the ABF
                                                     Stock in the foreseeable future.

         Risk Factors:                               See "RISK FACTORS" beginning on page 6 hereof for a
                                                      discussion of factors that should be considered in
                                                      connection with ABF Stock received in the Distribution.


         Relationship with CJR
         after the Distribution:                     CJR will have no stock ownership in ABF after the
                                                     Distribution.  However, after the Distribution, Walter
                                                     Greenfield, who is currently a director of each of CJR
                                                     and ABF and who owns less than 1% of the outstanding
                                                     shares of either the CJR Stock or ABF Stock, will serve
                                                     as a director of both CJR and ABF.

Corporate Structure .

         Pre-Distribution:

         Crown Jewel Resources, Inc. (OTCBB symbol "CJWL") is a holding company that currently wholly owns three operating subsidiaries, as follows:

o        GoldWerks, Inc., a manufacturer of gold, platinum and silver jewelry;

o New DiamondWerks, Inc., a development stage technology company that has rights to a process to make gem quality diamonds and enhance the color of natural diamonds; and

o ABF Capital Corp., until 1984 was as a sublessor and contract driller for the exploration and development of oil and gas ventures. In 1984, ABF completed certain projects in the oil and gas industry and was dormant until 1995 when it commenced efforts to collect amounts due to it under the terms of certain liability assumption agreements. ABF will continue to attempt to collect amounts due under said agreements and intends to identify business opportunities in the oil and gas industry.

         Post-Distribution:

         After the Distribution, CJR will conduct its operations through GoldWerks, Inc. and New DiamondWerks, Inc.

Business of ABF.

         ABF will (i) continue to attempt to collect amounts due under certain liability assumption agreements issued by the limited partners of two turnkey drilling operations during 1982 and 1983 and (ii) continue to seek new business opportunities in the oil and gas industry. A more complete discussion of the business of ABF is included in the section titled "BUSINESS."


                                THE DISTRIBUTION

Reasons for the Distribution.

         The Distribution is designed to separate the disparate businesses of CJR and ABF and allow each to focus on the specific business areas in which they operate.

Distribution Agent.

         The Distribution Agent is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004, telephone (212) 509-4000, which also serves as the transfer agent for each of the CJR Stock and the ABF Stock.

Manner of Effecting the Distribution.

         The general terms and conditions relating to the Distribution are set forth in the Plan of Reorganization and Distribution Agreement dated February 12, 2002 between CJR and ABF. CJR is the owner of 1,222,632 shares of ABF Stock, being all of the issued and outstanding shares of ABF Stock. CJR will distribute the ABF Stock on the Distribution Date by delivering all outstanding shares of ABF Stock to the Distribution Agent for distribution to the holders of record of CJR Stock as of the close of business on February 27, 2002 (the "Record Date"). CJR will distribute one share of ABF Stock for every ten shares of CJR Stock held as of the Record Date. The shares of ABF Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. See "Description of ABF Capital Stock." It is expected that certificates representing shares of ABF Stock will be mailed to holders of record of CJR Stock on the Distribution Date, which will occur as soon as practicable after the date that the staff of the Securities and Exchange Commission notifies ABF that it has no further comments to ABF's registration statement on Form 10-SB filed with the Commission on October 10, 2003.

HOLDERS OF CJR STOCK SHOULD NOT SEND CERTIFICATES TO ABF, CJR OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF ABF STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. CJR STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF THE CJR STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

         ABF will pay all fees and expenses of the Distribution Agent in connection with the Distribution. No holder of CJR Stock will be required to pay any cash or other consideration for the shares of ABF Stock to be received in the Distribution or to surrender or exchange shares of CJR Stock or to take any other action in order to receive ABF Stock in the Distribution.

Results of the Distribution.

         After the Distribution, ABF will be a separate public company which will (i) own the rights to all proceeds which it can collect under the terms of certain liability assumption agreements executed in favor of ABF during 1982 and
(ii) will pursue opportunities in the oil and gas industry. See "Business." The number and identity of the holders of ABF Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of CJR Stock on the Record Date, except that Park Vanguard LLC, the majority shareholder of CJR, transferred 1,080,818 shares of ABF Stock (88.43% of the total number of shares outstanding) to XRKC Service Corp., a corporation which is wholly owned by Ruth Weissman, the wife of Adolph Weissman, ABF's President, in consideration of services rendered by XRKC Service Corp. to Park Vanguard in 2001 valued at $5,000. Immediately after the Distribution, ABF expects that there will be 1,222,632 shares of ABF Stock outstanding held by approximately 528 holders of record. The Distribution will not affect the number of outstanding shares of CJR Stock or any rights of CJR's stockholders.

Federal Income Tax Aspects of the Distribution.

         The Board of Directors of CJR has not requested from the Internal Revenue Service ("IRS"), nor has the IRS furnished, a revenue ruling with respect to the tax treatment to the recipients of shares of ABF Stock or CJR after giving effect to the Distribution. However, management of CJR believes that the Distribution will qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that for Federal income tax purposes:

         (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of CJR Stock upon the receipt of ABF Stock in the Distribution;

         (2) The aggregate basis of the CJR Stock and the ABF Stock in the hands of the stockholders of CJR immediately after the Distribution will be the same as the aggregate basis of the CJR Stock held immediately before the Distribution, allocated in proportion to the fair market value of each;

         (3) The holding period of the ABF Stock received by the stockholders of CJR will include the holding period of the CJR Stock with respect to which the Distribution will be made, provided that such stockholder held CJR Stock as a capital asset on the Distribution Date;

         (4) No gain or loss will be recognized by CJR upon the Distribution.

         The summary of Federal income tax consequences set forth above does not purport to cover all Federal income tax consequences that may apply to all categories of stockholders. All stockholders should consult their own tax advisors regarding the particular Federal, state, local and foreign tax consequences of the Distribution to such stockholders.

Market for and Trading of ABF Stock.

         There is not currently a public market for ABF Stock. ABF will explore the possibility of causing the ABF Stock to be admitted for quotation on the Over the Counter Electronic Bulletin Board ("OTCBB"); however, management of ABF cannot assure you that it will pursue such course of action or that if does, that the ABF Stock will be admitted for trading or if admitted for trading that a liquid market for the securities ever will develop.

         If the ABF Stock ever is admitted for quotation on the OTCBB, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which ABF Stock may trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for ABF Stock, investor perception of ABF and the industry in which it operates, ABF's dividend policy and general economic and market conditions. ABF initially will have approximately 528 stockholders of record based upon the number of stockholders of record of CJR as of the Record

Date. It is the belief of management of ABF that the ABF Stock distributed to CJR's stockholders in the Distribution will be freely transferable, except for
(i) securities received by persons who may be deemed to be "affiliates" of CJR within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") in which case such persons may not publicly offer or sell ABF Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144 and
(ii) securities received by persons that were holders of restricted shares of CJR Stock in which case such holders will receive ABF Stock subject to the same such restrictions. For purposes of Rule 144(c), ABF will not be deemed to satisfy the currently available public information requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until 90 days after the Distribution Date.

Reasons for Furnishing the Information Statement.

         This Information Statement is being furnished by CJR solely to provide information to CJR stockholders who will receive ABF Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of ABF or CJR. The information contained in this Information Statement is believed by ABF and CJR to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither ABF nor CJR will update the information except in the normal course of their respective disclosure practices.


                                  RISK FACTORS

         Holding ABF Stock involves various risks, including those described below. You should consider carefully these risk factors, together with all other information in this Information Statement, before you decide to how and when to dispose of your ABF Stock. Additional risks and uncertainties not presently known to us may also affect our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected.

RISKS RELATED TO ABF'S CURRENT BUSINESS OPERATIONS

ABF's current business consists of collecting sums due to it under certain guarantees. ABF proposes to revitalize its oil and gas operations or, alternatively, enter into another business, but management cannot assure you that it will succeed in such endeavors or that it ever will generate meaningful revenues from operations in which case the holders of ABF Stock may never realize any appreciation in the value of their stock.

         ABF was incorporated for the purpose of acting as a sublessor and contract driller for the exploration and development of oil and gas ventures and engaged in such operations until 1984. As of the date hereof, ABF's business operations consist only of collecting amounts due to it under certain guarantees executed in its favor in connection with its contract drilling operations. ABF proposes to re-enter the oil and gas industry using cash received from the collection of the guarantees. Management of ABF cannot assure holders of the ABF

Stock that it will be successful in re-entering the oil and gas industry or that if they are able to identify an attractive opportunity in such industry that they will be successful operating such business or generating any revenues therefrom. Until ABF revitalizes its oil and gas operations, or determines to enter another business, it will not conduct significant business operations other than seeking the enforcement of the guarantees under which it is owed money. Accordingly, ABF may never conduct any meaningful or successful business operations and holders of ABF Stock may never realize any appreciation in the value of their stock.

Management of ABF is uncertain as to whether it will collect any additional amounts due under the guarantees under which it is owed money. The actual amount ABF collects under these guarantees, if any, will affect the company's ability to become involved in new business ventures. IF ABF is not successful in identifying or entering into an attractive business, it may never generate meaningful revenues.

         ABF's only assets are its rights to collect monies due under the terms of certain guarantees made in favor of ABF during 1982 and 1983. Under these agreements certain persons guaranteed the payment to ABF of an aggregate of $4,879,000. As of the date of this Information Statement, ABF has collected approximately $903,242 under these agreements. A significant portion of the total amount due under these agreements has proven to be uncollectible for many reasons. The amounts due under these guarantees represent ABF's only source of income and likely will be ABF's only source of income for the foreseeable future. ABF will continue to seek to collect the remaining amount due from the limited partners who executed the liability assumption agreements in favor of ABF, where possible.

         ABF expects to use the money it collects under the guarantees to become involved in business opportunities in the future, either in the oil and gas industry or otherwise. The failure of ABF to collect any additional monies due under the guarantees could adversely affect ABF's ability to become involved in new business operations or generate meaningful revenues in the future, in which case, your shares of ABF Stock may never attain any value.

ABF's has no operating history as a separate public company and management's failure to operate the company effectively could have a material adverse effect on the company's business and results of operations.

         At all times since its inception, ABF has conducted its operations as a subsidiary of another corporation and accordingly, does not have an operating history as a separate public company. Management of ABF has historically relied upon its parent for certain legal and financial services and has limited experience operating a public company. After the date on which the shares of ABF Stock are distributed to holders of CJR Stock, ABF will be responsible for maintaining its own administrative functions and management can assure you that it will be able to transact such functions efficiently or effectively. Any failure by ABF to manage its administrative functions efficiently or effectively could have a material adverse effect on its business and results of operations.

t will be impracticable for ABF to conduct an exhaustive investigation of business opportunities which may result in its entering into an unsuccessful business which could be of no value to holders of ABF Stock.

         After the distribution of the shares of ABF Stock to the CJR shareholders, ABF will continue to pursue collection of amounts due under the guarantees referred to elsewhere herein and simultaneously seek to identify new business opportunities in the oil and gas industry. If management of ABF is unable to revitalize its oil and gas business, it will seek to consummate a transaction with a business in the oil and gas industry, and if such search is not successful, it will search for business opportunities in other industries. ABF's limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity. The decision to enter into a business transaction, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys or similar information which, if ABF had more funds available to it, would be desirable. ABF will be particularly dependent in making decisions upon information provided by the principals and advisors associated with the business entity seeking ABF's participation. If the business opportunity ABF determines to enter is unsuccessful, holders of ABF Stock may not realize any appreciation in the value of their stock.

There are limited business opportunities within the oil and gas industry or otherwise and ABF may not be successful in revitalizing its oil and gas operations or identifying another business opportunity and the ABF Stock may never appreciate in value.

         Management is seeking to identify business opportunities within the oil and gas industry in which ABF may participate or invest and will use any cash which is and may become available from the collection of monies due under the liability assumption agreements in connection therewith. However, ABF is and will likely continue to be an insignificant participant in the business of identifying and negotiating an agreement with a viable, attractive oil and gas partner. A large number of established and well-financed entities, including multinational energy companies, government-owned oil and natural gas companies, other independent oil and natural gas concerns and individual producers and operators, are active in mergers and acquisitions of companies which may be merger or acquisition target candidates for ABF. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than ABF and, consequently, ABF will be at a competitive disadvantage in identifying possible business opportunities and successfully completing an attractive business transaction. Moreover, ABF will also compete with numerous other small public companies in seeking merger or acquisition candidates. The foregoing reasoning also extends to opportunities which may present themselves in fields other than in the oil and gas industry and competition for any business opportunities will be intense. If ABF is unsuccessful in negotiating a transaction within the oil and gas industry or otherwise, the ABF Stock may never achieve any value.

If ABF enters the oil and gas industry, it will be subject to all of the significant risks that attach thereto which could negatively impact its business, results of operations and the value of the ABF Stock.

         If ABF is successful in entering the oil and gas business, such operations will be subject to numerous other risks that may impact its business, including:

o acquisition prospects may be difficult to assess and may pose additional risks to ABF's operations;
o oil and gas exploration, development and production operations are high-risk activities;
o oil and gas operations are subject to extensive governmental regulation, which could adversely affect ABF's ability to conduct its business;
o oil and gas operations are subject to significant environmental laws and regulations, which could adversely affect ABF's ability to conduct its business; and
o if ABF enters the oil and gas industry, it will face significant competition in all areas of this business from a range of entities from multi-national corporations to small limited partnerships, most of which possess substantially greater financial and personnel resources than ABF.

The occurrence of any of these risks could negatively impact ABF's operations and the ABF Stock may never attain any value.

ABF may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with its business on favorable terms, which could negatively impact any value of the ABF Stock.

         As part of its business and operating strategy, ABF may consummate a transaction with, or acquire or make an investment in a business or businesses in the oil and gas industry, if an appropriate opportunity arises. From time to time, ABF may enter into discussions and negotiations with companies regarding acquiring, investing in, or partnering with such businesses. ABF may not identify a suitable acquisition, investment or strategic partnership candidate, or if it does identify a suitable candidate, it may not complete a transaction on commercially acceptable terms or at all. Acquisitions often involve a number of special risks, including the following:

o ABF may not be able to retain the key personnel of the acquired company;
o the businesses ABF may become involved with could fail to achieve the revenues and earnings management anticipated; and
o ABF may ultimately be liable for contingent and other liabilities not previously disclosed to it, of the companies that it may acquire.

         ABF may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect ABF's operating results by:

o        diluting current stockholders ownership interest;
o        causing ABF to incur additional debt; and
o forcing ABF to amortize expenses related to goodwill and other intangible assets.

         Any of these factors could have a material adverse effect on ABF's business which could negatively impact the value of the ABF Stock.

ABF's officers and directors have limited liability and have indemnity rights which may discourage stockholders from bringing an action against them.

         ABF's Certificate of Incorporation and By-Laws provide that the company shall indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. ABF's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which the officers and directors operate ABF's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of ABF and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. The existence of these provisions may discourage holders of ABF Stock from bringing an action against management because the company may be responsible for paying all costs associated therewith, which could negatively impact the value of the ABF Stock.

RISKS RELATED TO ABF STOCK

ABF has no intention of paying dividends on its common stock in the near future and holders of ABF Stock will have to rely on the appreciation thereof to realize any monies from holding these securities.

         ABF has not paid any dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. ABF intends to retain any earnings to finance the growth of its business. Management of ABF cannot assure you that the company will ever pay cash dividends. Accordingly, holders of ABF Stock will have to rely on the appreciation thereof to realize any monies from holding these securities.

You may not be able to sell your ABF Stock due to the absence of a trading market and thus you may never realize any monies from holding these securities.

         There is currently no public trading market for the ABF Stock. As of the date hereof, the only manner in which to dispose of ABF Stock is in a private transaction. ABF will explore the possibility of causing the ABF Stock to be admitted for quotation on the Over the Counter Electronic Bulletin Board ("OTCBB"). If management pursues this course, it cannot assure you that the ABF Stock will be admitted for trading or if admitted for trading that a liquid market for the securities ever will develop. If no active trading market develops for the ABF Stock, holders of ABF Stock will have to rely on the appreciation thereof to realize any monies from holding these securities.

If the ABF Stock is admitted for quotation on the OTCBB, such market can be highly volatile.

         If the ABF Stock is admitted for trading on the OTCBB:

o such market is more limited trading market than the Nasdaq SmallCap Market;
o timely, accurate quotations of the price of the ABF Stock may not always be available; and
o management of ABF cannot predict the extent to which investor interest in the shares of ABF Stock will lead to the development of a trading market or how liquid that market might become.

Without an active public trading market, holders of ABF Stock may not be able to liquidate their investment without considerable delay, if at all. Moreover, if the ABF Stock is quoted on the OTCBB, holders may expect trading volume to be low in such a market and that such market will be volatile. Consequently, holders of ABF Stock can expect that the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

If the ABF Stock is ever quoted on the OTCBB, it is likely that the "penny stock rules" will apply to transactions in ABF Stock which could adversely affect the market price of the ABF Stock because brokers selling the securities will be required to comply with certain rules which may prohibit sales to certain customers and the ABF Stock may never achieve any real value.

         If ABF is successful in causing the ABF Stock to be admitted for quotation on the OTCBB, the stock will be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

ABF may issue additional shares of its capital stock which would reduce investors' percent of ownership and may dilute the ABF share value.

         ABF's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of common stock. The future issuance of all or part of ABF's remaining authorized common stock may result in substantial dilution in the percentage of such common stock held by then existing shareholders. The issuance of ABF Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors in ABF, and might have an adverse effect on any trading market for the ABF Stock should a trading market develop for such securities.

Management and affiliates own enough shares to control shareholder vote and maintain management and control over the company, even if they are unsuccessful.

         ABF's directors, officers, affiliates and certain entities controlled by them own approximately 90.7% of the outstanding shares of ABF Stock. As a result, these persons will control all matters that require stockholder approval, such as the election of directors, approval of a corporate merger, increasing or decreasing the number of outstanding shares, amending ABF's certificate of incorporation and effecting stock splits.


                        RELATIONSHIP BETWEEN CJR AND ABF

Before the Distribution.

         Prior to the Distribution, all of the outstanding shares of capital stock of ABF have been owned by CJR. However, ABF operated independently of CJR in all of the business operations in which it historically has engaged. All of ABF's accounts have been maintained separately and consolidated into the audited and unaudited financial statements of CJR as necessary and appropriate under Generally Accepted Accounting Principles and SEC regulations.

         Prior to the Distribution, Walter Greenfield was a member of the Board of Directors of CJR and ABF and he will continue to serve in such capacity with each company after the Distribution.

After the Distribution.

         On February 12, 2002, CJR and ABF entered into a Plan of Reorganization and Distribution Agreement (the "Distribution Agreement") for the purpose of governing the relationship between ABF and CJR after the Distribution and to provide mechanisms for an orderly transition. The Distribution Agreement provides for, among other things: (i) the Distribution; (ii) cross-indemnification between CJR and ABF with respect to the respective businesses of CJR and ABF; and (iii) the appointment of certain persons to the Board of Directors of ABF, and (iv) arrangements relating to the preparation and filing of certain documents in connection with the Distribution and the payment of fees and costs incurred in connection therewith. Subject to certain exceptions, the Distribution Agreement provides for cross-indemnities designed to allocate, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with the jewelry business to CJR and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the oil and gas business to ABF. The Distribution Agreement also provides that each of CJR and ABF will be granted access to certain records and information in the possession of the other, and requires the retention by each of CJR and ABF for a period of 10 years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information.

                              ACCOUNTING TREATMENT

         The historical Audited Pro Forma Financial Statements of ABF present its financial position, results of operations and cash flows as if it was a separate entity for all periods presented. ABF's historical basis in the assets and liabilities has been carried over.


                                 DIVIDEND POLICY

         ABF currently intends to retain all available earnings, if any, generated by its operations. Accordingly, ABF does not anticipate paying cash dividends on the ABF Stock in the foreseeable future. Any future determination as to the payment of dividends will be in the discretion of ABF's Board of Directors and will be dependent upon ABF's results of operations, financial condition and other factors deemed relevant by ABF's Board.


                                PLAN OF OPERATION

         From 1982 through 1984, ABF was as a sublessor and contract driller for oil and gas ventures and was inactive from 1986 through 1994. In 1994, Adolph Weissman, the President and a member of the board of directors, sought to revitalize ABF. Mr. Weissman pursued the collection of $4,879,000 due to ABF under liability assumption agreements executed by the limited partners of the partnerships that contracted ABF to undertake the contract drilling operations. A portion of this amount has proven to be uncollectible for many reasons, including the fact that the statute of limitations has barred ABF from collecting under some of these agreements, ABF has been unable to locate the persons who made these agreements, or persons who owe ABF money under the agreements did not possess sufficient assets to pay the amounts owed. As of the date of this Information Statement, ABF has collected approximately $903,242 under these agreements. The amounts due under these liability assumption agreements represent ABF's only source of income. ABF continues to seek to collect amounts due under liability assumption agreements which it has not yet pursued.

         Management of ABF advises any success it has achieved in the past in enforcing the liability assumption agreements and collecting amounts owed by the limited partners under them is not indicative of, nor can it be used as a means to determine, the potential success of its future efforts in this endeavor and that it can not be certain that it will be able to collect any additional amounts under these agreements because of a variety of factors.

         At December 31, 2002, ABF had $530,508 of assets, including $320,676 in cash, $36,608 in marketable securities, $39,150 in illiquid capital stock and $88,798 in loans receivable and total liabilities of $10,112. Management of ABF intends to use all of its current capital resources and any additional proceeds it may realize from its efforts to collect amounts due from limited partners under the liability assumption agreements:

o to identify and invest in business opportunities in the oil and gas industry;
o to continue collecting amounts due under the liability assumption agreements;
o        for working capital; and
o        to pay Mr. Weissman's salary.

         Management of ABF believes that the oil and gas industry represents a fertile ground for experienced operators. Demand for all forms of energy has increased dramatically causing prices for fuel products to rise as proven reserves are dwindling. Energy consumption is expected to continue to grow rapidly. Incidents in the Middle East, Asia, South America and other oil producing regions suggest that reliance on unfettered supply from these sources may be imprudent. Moreover, deregulation in certain areas of the oil and gas industries and recently enacted and proposed laws are opening new geographic areas to exploration and production that may facilitate the entry of new businesses in the industry.

         Specifically, management will investigate the opportunity of acting as a sublessor and/or contract driller to explore and develop oil and gas ventures and acquiring interests in oil and gas wells or pipelines. ABF may also seek to act as a general partner in limited partnerships for purposes of developing oil and/or gas and pipeline properties, may attempt to acquire oil and gas producing properties, engage in contract drilling services, undertake production management services or seek to identify investment opportunities in these fields. Sublessor and contract drilling activities do not require the commitment of significant capital resources and represent the areas in which management of ABF has experience. Management advises that it cannot be certain that any viable or attractive opportunities will be available in any of these fields or that if opportunities are available, that ABF will have sufficient funds to become involved in, make any acquisition, or enter any of, those fields or that ABF will be successful in any such operations in which it may engage in the future.

         If management is unable to identify a suitable business opportunity in the oil and gas industry, it will seek to invest in a business in another industry. Management can provide no assurance that any such opportunities will arise or that if it locates such an opportunity, it will have sufficient funds to take advantage of any such opportunity or that it will ever generate any meaningful revenues from such operations.

         As of the date hereof, ABF has not entered into discussions with any person or entity relating to any business transaction or opportunity.

                                 BUSINESS OF ABF

Historical Operations.

         ABF Capital Corp. was organized in the State of Delaware in 1982. During its operational phase, ABF acted primarily as a sublessor and contract driller for the exploration and development of oil and gas ventures. In 1983, it acquired a majority interest in a corporation that owned the patent and marketing rights to a certain "dry-transfer" method for decorating most hard surfaces.

         Prior to the Distribution, ABF had been a wholly owned subsidiary of Crown Jewel Resources, Inc. ("CJR"). Adolph Weissman has served as the President of ABF since its inception, has managed its oil and gas operations, has been responsible for overseeing the collection of monies due under the liability assumption agreements described elsewhere herein, and is organizing the present and future business operations of ABF.

         Oil and Gas Operations.

         Through the end of 1984, ABF primary acted as a sublessor and contract driller for the exploration and development of oil and gas ventures. As a contract driller, ABF obligated itself, to drill a well to the point at which its commercial feasibility for production (the "casing point") is determined for a specific ("turn-key") price. If the actual cost of drilling to the casing point was less than the turn-key price, ABF retained the difference. If the actual cost of drilling to the casing point had exceeded the turn-key price, ABF would have been liable for the additional cost.

         During 1982 and 1983, ABF entered into sublease and turn-key drilling agreements with unaffiliated limited partnerships under which it agreed to drill oil and gas wells to the casing point. ABF subcontracted all of its drilling obligations to unaffiliated companies. Under the sublease agreements, the partnerships reimbursed ABF for their leasehold costs and paid ABF an aggregate of $1,511,000 for services rendered. In addition, the sublease agreements provided that the partnerships would pay royalties to ABF based on oil and gas production, including minimum aggregate annual royalty payments of $6,369,000 during the years 1982 through 1984. The partnerships guaranteed payment of $4,879,000 of the minimum aggregate royalties to ABF in the event that they did not generate sufficient revenues to make royalty payments. The guarantees were in the form of liability assumption agreements executed by the limited partners of the partnerships in favor of ABF. These agreements provided for payment to be made to ABF no later than 1994.

         As of December 31, 1984, ABF had satisfied all of its drilling obligations to the partnerships. The partnerships paid ABF for all drilling cost incurred in connection with its drilling obligations but never made any of the guaranteed royalty payments under the various sublease agreements.

         Dry Transfer Operations

         In August, 1983, ABF acquired 80% of the common stock of Dry Transfer Decor Inc. ("Dry Transfer"), the owner of the patent rights to develop and market Dekomate, a method of transferring vinyl paint, particularly decorative patterns or printed materials, onto most firm, flat surfaces utilizing a dry transfer process. ABF acquired Dry Transfer for an aggregate purchase price of $683,000, which included the payment of $100,000 in cash and the assumption of liabilities and assets in the amount of $583,000. ABF was to provide managerial and financial assistance to Dry Transfer.

         Neither ABF nor Dry Transfer was able to generate significant revenues from Dekomate and ABF licensed the product to an unaffiliated third party in 1985. No royalties were generated from this license and the licensee discontinued business operations in 1987. ABF has not pursued marketing or further licensing of the Dekomate product since.

Current Operations.

         ABF was dormant from 1986 through 1994. In 1994, Adolph Weissman, the President and a member of the board of directors, sought to revitalize ABF. Mr. Weissman began to pursue the collection of approximately $4,879,000 due to ABF under liability assumption agreements executed by 101 limited partners of two of the partnerships that contracted ABF to undertake drilling operations. ABF is seeking to collect as much of this sum as possible and reinvest the funds in building a new business in the oil and gas industry.

         In a number of states in which the limited partners reside, ABF has been precluded from collecting monies due under the liability assumption agreement because the time, or statue of limitations, in which to bring these action had expired. Under such circumstances, no monies due to ABF under the liability assumption agreements can be collected. In those states in which the statute of limitations does not bar such actions, ABF has brought actions against the limited partners for money owed under these agreements or is seeking or will seek to collect the money due under the liability assumption agreements. In these states, ABF will retain attorneys to pursue the actions on a contingency basis, so that if no funds are recovered ABF would be responsible only for the costs and expenses incurred by such counsel and not for legal fees of counsel unless it prevails in the action. ABF has not always been successful in engaging legal counsel to handle the matters on contingency basis because counsel may deem that the amount in controversy is not sufficient to justify taking-on the matter or it did not believe there was a likelihood that ABF would prevail against the limited partners. To date, ABF has collected approximately $903,242 under the liability assumption agreements and is pursuing actions under these agreements in the aggregate amount of $1,000,000.

         Management of ABF advises that its past success in collecting amounts owed by the limited partners under the liability assumption agreements is not indicative of, nor can it be used as a means to determine, the potential success of its future efforts and that it can not be certain that it will be able to collect any additional amounts from the persons who executed the liability assumption agreements in favor of ABF. Reasons which may bear upon ABF's ability to collect include, but are not limited to, its ability to locate the persons who executed the liability assumption agreements; its ability to retain counsel to pursue collection, which may be difficult as the matters are pursued on a contingency basis and attorneys may not desire to undertake the risk of representing ABF if they deem collection unlikely or if the amount is not large enough; or persons who owe ABF money under the agreements may not possess sufficient assets to pay the amounts owed. In some case, ABF may wish to settle its claims against the limited partners for amounts substantially less than that which is owed to avoid protracted and potentially unsuccessful legal proceedings.

         Management of ABF intends to use all of its current capital resources (excluding funds which it may or will expend (i) in connection with the collection of amounts due under the liability assumption agreements, (ii) for other working capital requirements and (iii) to pay Mr. Weissman's salary) and any additional proceeds it may realize from its efforts to collect amounts due from limited partners under the liability assumption agreements and to identify business opportunities in the oil and gas industry. Specifically, management is investigating the possibility of:

o acting as a sublessor and/or contract driller to explore and develop oil and gas ventures and acquiring interests in oil and gas wells or pipelines;
o acting as a general partner in limited partnerships for purposes of developing oil and/or gas and pipeline properties;
o        acquiring oil and gas producing properties;
o        undertaking contract drilling services; or
o        engaging in production management services.

         Sublessor and contract drilling activities do not require the commitment of significant capital resources and represent the areas in which ABF could reasonably expect to identify a business opportunity. Any revenues generated from such activities could be used for future business endeavors in which ABF may seek to become involved. Management advises that it cannot be certain that any viable or attractive opportunities will be available in any of these fields or that if opportunities are available, that ABF will have sufficient funds to become involved in, make any acquisition, or enter any of, those fields or that ABF will be successful in any such operations in which it may engage in the future.

         The oil and gas industry is inherently risky and if ABF pursues an opportunity in this industry, it will be subject to external factors over which it will have no control. For example, oil and natural gas operations are subject to the economic risks associated with exploration, development, production and marketing activities, including significant expenditures required to locate and acquire producing properties and to drill exploratory, appraisal and development wells. In addition, such operations are subject to potential physical risks, including the presence of unanticipated pressure or irregularities in formations or accidents may cause ABF's exploration, development and production activities to be unsuccessful. Moreover, any oil and/or gas operations in which ABF becomes involved may be materially curtailed as a result of a number of factors, including lack of infrastructure; bad weather; land title problems; failure to obtain, or changes in, necessary governmental or regulatory permits or approvals; and labor or other shortages.

         Some of the risks associated with oil and gas operations include are discussed under the heading "Risk Factors."

         Virtually all aspects of the oil and gas industry are subject to regulation at the federal, state and local levels in the U.S., including regulation relating to matters such as the exploration for and the development, production, marketing, pricing, transmission and storage of oil and natural gas, as well as environmental and safety matters, and ABF would become subject to all of these regulatory and environmental laws. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Further, numerous departments and agencies, both federal and state, have issued rules and regulations affecting the oil and natural gas industry and its individual members, compliance with which is often difficult and costly and some of which may carry substantial penalties for non-compliance. The regulatory burden on the oil and natural gas industry increases its cost of doing business and, consequently, affects its profitability. Failure to comply with these regulations could result in substantial liabilities to third parties or governmental entities, the payment of which could have a material adverse effect on ABF's financial condition or results of operations.

         If ABF is unable to identify and close a transaction to conduct operations within the oil and gas industry within a reasonable time, it will seek to locate an attractive business opportunity in another industry.

Competition.

         ABF is likely to be an insignificant participant in the business of identifying and negotiating agreements with viable, attractive oil and gas partners. A large number of established and well-financed entities, including multinational energy companies, government-owned oil and natural gas companies, other independent oil and natural gas concerns and individual producers and operators, are active in mergers and acquisitions of companies which may be target candidates for ABF. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than ABF and, consequently, ABF will be at a competitive disadvantage in identifying possible business opportunities and successfully completing an attractive business transaction. Moreover, ABF will also compete with numerous other small public companies in seeking merger or acquisition candidates.

         The foregoing reasoning also extends to opportunities which may present themselves in fields other than in the oil and gas industry and competition for any business opportunities will be intense.

         All aspects of the oil and natural gas industry are highly competitive and ABF will face extreme competition in any aspect of the industry it enters, including acquiring leases, licenses and concessions, obtaining the equipment and labor needed to conduct operations and marketing its oil and natural gas. Potential competitors include multinational energy companies, government-owned oil and natural gas companies, other independent oil and natural gas concerns and individual producers and operators. Because both oil and natural gas are fungible commodities, the principal form of competition with respect to product sales is price competition. Nearly all of ABF's competitors will have financial and other resources substantially greater than those available to it and, accordingly, may be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, nearly all of ABF's competitors will be better able to respond to factors such as changes in worldwide oil or natural gas prices or levels of production, the cost and availability of alternative fuels or the application of government regulations, which affect demand for oil and natural gas production and which are beyond ABF's control.

Employees.

         ABF currently employs two persons, its President and its Secretary, neither of whom devotes their entire business time to the affairs of ABF.

Properties.

         ABF has no properties and at this time and has no agreements to acquire any properties. ABF currently uses the offices of management at no cost. Management has agreed to continue this arrangement until ABF enters into a new business opportunity.


                                 OUR MANAGEMENT

Directors and Executive Officers, Promoters and Control Persons.

         The following table lists, as of October 9, 2003, ABF's directors, executive officers and key employees, as well as promoters and control persons of ABF:

Name                               Age                    Title
----                               ----                   --------------------

Adolph Weissman                     74                    President and Director

Walter Greenfield                   72                    Secretary and Director

Audrey Finkelstein                  51                    Director

All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors appoints officers as necessary.

         Adolph Weissman has been a director and the President of ABF since its inception in 1982. Mr. Weissman has been responsible for reviving ABF's business and initiating the collection of monies due under the liability assumption agreements described elsewhere herein. Mr. Weissman was responsible for ABF's contract drilling operations and has experience in several areas of the oil and gas industry including, identifying and negotiating for the sublease of oil and gas producing properties, managing wireline services and acting as the manager for general partners engaged in drilling for oil and gas. Mr. Weissman continues to seek to identify opportunities for acquisition, investment, joint partnership or other arrangement through which ABF may re-enter the oil and gas industry.

Since 1998, he has been a director of Diopsys, Inc., a developer of optical testing equipment. Since 1992, he has served as the President and as a director of XRKC Service Corp., a financial services company that is an affiliate of ABF by virtue of its stock ownership position. From 1979 to 1999, Mr. Weissman was the President and a director of ABF Energy Corp., ABF's parent, prior to that company's changing its name to Crown Jewel Resources. Mr. Weissman is a director of Diopsys, Inc. Mr. Weissman holds a bachelor of business administration from City College of New York.

       Walter Greenfield has been a Director of ABF since 2001 and its secretary since February 2002. Mr. Greenfield is and has been for his entire career, an inventor, a developer of medical diagnostic equipment and an entrepreneur. Mr. Greenfield currently is a Director of Diopsys, Inc., a developer of optical testing equipment. In 1994, he founded DiaSystems Corp. (NASDAQ: DIYS), a manufacturer of microscopic instruments, and served as a director of that entity until 1999. In 1987, Mr. Greenfield founded Scientific Instruments, Inc. where he served as a director until 1994. Public trading of the capital stock of Scientific Instruments, Inc. commenced in 1989. In 1983, Mr. Greenfield founded Wright Laboratories, a manufacturer of diagnostic instruments which went public in 1984. He served as a Director of Wright Laboratories until it was sold in 1987. Previously, Mr. Greenfield was product development manager of Medical Laboratories Automation, Inc., and Carter Wallace, Inc. and began his career as a chemist with USV Pharmaceutical Corp., which was eventually acquired by Revlon, Inc. Mr. Greenfield has authored several patents, scientific papers and has edited two medical books. Mr. Greenfield attended New York University where he studied biochemistry. Mr. Greenfield and Ms. Finkelstein, a member of ABF's board of directors, are husband and wife.

         Audrey Finkelstein has been a director of ABF since February 2002. Ms. Finkelstein is the Vice President of Marketing and Clinical Affairs for Animas Corporation, a provider of products and services that helps patients with insulin-requiring diabetes to better manage their disease. From 1993 through 1998, she served as Director of Clinical Affairs for ESC Medical Systems Ltd., a marketer of medical lasers. Ms. Finkelstein is a member of the American Academy of Diabetes Educators and the American Diabetes Association. Ms. Finkelstein received a bachelor of science degree in education from Baruch College. Ms. Finkelstein and Mr. Greenfield, a member of ABF's board of directors, are husband and wife.

         All of the members of ABF management engage in other business activities. Accordingly, none of them will devote their entire efforts or time to the affairs of ABF.

Committees of the Board .

         The board does not have an audit, nominating or a compensation committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. Compensation of management is determined by the entire Board of Directors.

         ABF expects that at such time as it consummates a business transaction and commences engaging in operations, it will formulate appropriate committees of the board.

Executive Compensation.

         The following table summarizes all compensation earned by or paid to ABF's chief executive officer for services rendered to ABF in all capacities during the fiscal years ended December 31, 2000 through 2002. None of ABF's other executive officers or employees received compensation in excess of $100,000 during any such fiscal year.

                           Summary Compensation Table

Name and Principal Position                 Year                       Salary

Adolph Weissman-President                   2002                       $24,000
                                            2001                       $24,000
                                            2000                       $24,000


Compensation of Directors.

         Directors do not receive any direct or indirect compensation for serving in such capacity. ABF reimburses directors for all reasonable costs and expenses incurred in connection with attending or participating in meetings of the Board.

Employment Agreements.

         ABF is not party to any employment agreements with management.

Stock Based Compensation.

         ABF does not have a stock option or compensation plan and has never issued any stock based compensation. No stock options or restricted stock grants had been issued through the date of this Information Statement.


                           RELATED PARTY TRANSACTIONS

         By letter dated August 17, 2001, Park Vanguard LLC, the principal stockholder of CJR, agreed to transfer to XRKC Service Corp., any and all shares it was to receive in ABF in any spin-off or similar transaction which resulted in the distribution of ABF's capital stock to the holders of CJR Stock, in consideration of services rendered by XRKC in favor of Park Vanguard LLC in 2001 which were valued at $5,000. Park Vanguard owned 10,808,180 shares of CJR Stock and received 1,080,818 shares of ABF Stock in the Distribution which it transferred to XRKC. Mr. Weissman, a member of ABF's Board of Directors and its President and principal stockholder of ABF, is the president and a director of XRKC and his wife owns all of the outstanding shares of capital stock of XRKC.

         From April 1999 through January 2002, ABF loaned Diopsys, Inc. an aggregate of $68,250. The loans are evidenced by a series of promissory notes that each bear interest at the rate of 10% per annum and are payable on demand. As additional consideration for the loans, Diopsys granted ABF a warrant to purchase up to 14,903 shares of its common stock. As of December 31, 2002, interest accrued on these loans amounted to $7,548. Walter Greenfield is a director and officer of ABF and Diopsys and Adolph Weissman, ABF's president, is a shareholder of Diopsys.

         On November 5, 2002, ABF loaned the sum of $45,000 to Adolph Weissman, as evidenced by a promissory note of the same date. The loan bears interest at the rate of 4% per annum, which equals $276 at December 31, 2002, and is payable on demand.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of October 9, 2003, regarding the beneficial ownership of ABF Stock after the Distribution by (1) each director and officer of ABF; (2) each person or group known by ABF to beneficially own 5% or more of the outstanding shares of ABF Stock; and (3) all executive officers and directors of ABF as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                   Amount of
Name of                            Beneficial         Percent of Outstanding
Beneficial Owner (1)               Ownership           Shares of Class Owned
--------------------               ---------          ----------------------

Adolph Weissman                    1,108,722                     90.7%
Walter Greenfield (2)                    117                         *
Audrey Finkelstein (2)                   -0-                       -0-

All officers and directors
as a group (3 persons)             1,108,839                     90.7%

* Denotes less than 1%.

1. The address for each of the persons named in the foregoing chart is c/o ABF.

2. Walter Greenfield and Audrey Finkelstein are husband and wife.

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                       DESCRIPTION OF ABF'S CAPITAL STOCK

General.

         ABF's authorized capital consists of 20,000,000 shares of common stock, par value $.0001 per share. At October 9, 2003, there were 1,222,632 shares of common stock outstanding. Set forth below is a summary description of certain provisions relating to the ABF Stock contained in its Certificate of Incorporation and By-Laws and under the Business Corporation Law of the State of Delaware. The summary is qualified in its entirety by reference to ABF's Certificate of Incorporation and By-Laws and the Delaware corporation laws.

Common Stock.

         Each outstanding share of ABF Stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the ABF Stock. The holders of the ABF Stock have no preemptive rights with respect to offerings of ABF's securities. Holders of ABF Stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore.

Application of Penny Stock Rules.

         If the ABF Stock is admitted for trading on the OTC Bulletin Board, it likely will be a "penny stock" as such term is defined by the NASD. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. For transactions covered by these rules that do not represent sales to established customers or accredited investors, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.

Transfer Agent.

         The Transfer Agent for the ABF Stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

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

Trading Market.

         As of the date hereof, none of ABF's securities is traded on any public market. ABF will explore the possibility of causing the ABF Stock to be admitted for quotation on the Over the Counter Electronic Bulletin Board ("OTCBB"); however, management of ABF cannot assure you that it will pursue such course of action, that it will identify a broker to sponsor such listing, that the ABF Stock will be admitted for trading or if admitted for trading that a liquid market for the securities ever will develop. See "Risk Factors- There is no assurance that a public market for the ABF Stock will develop."

Number of Shareholders of Record.

         As of October 9, 2003, there were approximately 528 holders of record of the ABF Stock.

Shares Eligible for Future Sale.

Freely Tradable Shares: As of the date hereof, there are a total of 1,222,632 shares of ABF Stock outstanding. All outstanding shares of ABF Stock not held by "affiliates," as defined in Rule 144 under the Securities Act, of ABF, which aggregate 141,814 shares as of the date of this Information Statement, will become freely tradable, without restriction by or further registration under the Securities Act, 90 days after the Distribution Date.

         Affiliates of ABF (directors, officers and persons holding in excess of 4.9% of the outstanding ABF Stock) are subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 1,080,934 (88.4%) of the outstanding shares of ABF Stock are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144. Affiliates may rely on Rule 144 with respect to the resale of all of such shares.

Rule 144: Under Rule 144 as currently in effect, a person who beneficially has owned restricted securities for at least one year, including persons who may be deemed affiliates of ABF are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

o one percent of the number of shares of common stock then outstanding, which will equal approximately 12,222 shares upon completion of this offering; or

o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

         Sales of restricted securities under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about ABF. These limitations apply to both restricted and unrestricted shares held by persons who are affiliates of ABF.

         Rule 144(k): Under Rule 144(k), a person who is not deemed to have been an "affiliate" of ABF at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

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

         Management of ABF can make no prediction as to the effect, if any, that market sales of shares of ABF Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of ABF Stock in the public market could adversely affect the market price of the ABF Stock and could impair ABF's future ability to raise capital through an offering of its equity securities.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         ABF is incorporated in the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. ABF's Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The General Corporation Law of the State of Delaware provides that a Certificate of Incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

         (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

         (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

         (4) for any transaction from which the director derived an improper personal benefit.

         ABF's Certificate of Incorporation contains such a provision.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

                                LEGAL PROCEEDINGS

         Except for the legal actions initiated by ABF to collect amounts due under the certain liability assumption agreements described above, ABF is not presently party to any material legal proceeding nor are we aware of any material pending or potential legal proceeding, which might be instituted against ABF.


                                     EXPERTS

         The financial statements of CJR and ABF as of December 31, 2002 and 2001 and for the years then ended included in this Information Statement have been audited by Sherb & Co., LLP, independent accountants, as set forth in their report contained herein. These financial statements have been included in reliance upon the report of Sherb & Co., LLP, given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         You may read and copy all or any portion of the Form 10-SB registration statement of which this Information Statement forms a part or any other information ABF files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. ABF's SEC filings, including the Form 10-SB registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

         As a result of the filing of the Form 10-SB, ABF will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

QUESTIONS AND ANSWERS

                   COMPLETION OF SPIN-OFF OF ABF CAPITAL CORP.
                           THROUGH THE DISTRIBUTION BY
                           CROWN JEWEL RESOURCES, INC.
                OF SHARES OF ABF STOCK TO ITS COMMON SHAREOWNERS

1. WHAT WILL HAPPEN IN THE SPIN-OFF?

         In the spin-off, we will distribute to our common shareowners all of our interest in ABF Capital Corp. comprising 1,222,632 shares of ABF Stock. After the spin-off, ABF will be a separate company, and will no longer be a subsidiary of Crown Jewel.

2. WHAT WILL I RECEIVE IN THE SPIN-OFF?

         You will receive one (1) share of ABF Stock for every ten shares of CJR Stock you own as of 5.00 p.m. EDT on the February 17, 2002, record date, except that you will not receive any fractional shares. All fractional share interests of ABF Stock will be aggregated into whole shares by rounding each fractional share up to the nearest whole share.

3. WHAT DO I HAVE TO DO TO RECEIVE MY SHARES OF ABF STOCK?

         Nothing. A certificate evidencing the shares of ABF Stock issuable to you will be mailed to you as soon as practicable after the staff of the Securities and Exchange Commission has no further comment to the Form 10-SB.

4. WHAT IF I HOLD MY SHARES OF CROWN JEWEL COMMON STOCK THROUGH MY BROKER, BANK OR OTHER NOMINEE?

         If you hold your shares of CJR Stock through a broker, bank or other nominee, you are probably not a registered holder of CJR Stock and your receipt of ABF Stock depends on your arrangements with the nominee that holds your shares of CJR Stock for you. We anticipate that nominees generally will credit their customers' accounts with ABF Stock on or about the distribution date, but you should check with your nominee.

5. WHAT IF I WANT TO SELL MY SHARES OF CROWN JEWEL COMMON STOCK OR MY SHARES OF ABF COMMON STOCK?

         You should consult your own financial adviser, such as your broker, bank or tax advisor. We do not make recommendations on the purchase, retention or sale of shares of CJR Stock or shares of ABF Stock. If you do decide to sell your shares, you should make sure your broker or bank understands whether you want to sell your shares of Crown Jewel common stock, your shares of ABF common stock or a combination thereof. The information statement which accompanies these questions and answers provides information concerning the trading of Crown Jewel common stock and ABF common stock which may be helpful in discussions with your broker or bank.

6. HOW DOES THE DISTRIBUTION AFFECT THE NUMBER OF SHARES OF CROWN JEWEL COMMON STOCK I CURRENTLY HOLD?

         The distribution itself has no effect on the number of shares of Crown Jewel common stock currently held by you. We and ABF are separate companies and, other than the distribution, Crown Jewel common stock and ABF common stock are not related.

7. HOW WILL THE SPIN-OFF AFFECT THE MARKET PRICE OF MY SHARES OF CROWN JEWEL COMMON TOCK?

         We are uncertain as to how the market price of CJR Stock will react after the distribution because ABF has not contributed to our business over the last ten years. The value of our current interest in ABF will be reflected separately in the value of the ABF Stock that our shareowners will receive through the distribution.

8. HOW MUCH IS A SHARE OF ABF COMMON STOCK WORTH?

         There is no trading market for ABF Stock. ABF will explore the possibility of causing the ABF Stock to be admitted for quotation on the Over-the-Counter Electronic Bulletin Board but cannot assure that it will be successful in gaining permission from the NASD.

9. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO ME AS A CROWN JEWEL COMMON SHAREOWNER?

We expect (though we have not obtained a ruling from the Internal Revenue Service confirming our position) that you will not recognize any gain or loss on the receipt of shares of ABF Stock in the spin-off.

10. ARE THE SHARES OF ABF COMMON STOCK FREELY TRADABLE?

         All shares of ABF Stock held persons who are not "affiliates" of ABF will be freely tradable 90 days after the Distribution Date. However, any person or entity who is deemed to be an "affiliate" of ABF is subject to certain restrictions on trading ABF common stock, including the requirements of Rule 144 under the Securities Act of 1933, as amended. An "affiliate" includes directors, officers, persons who hold more than 4.9% of the class of ABF Stock and other persons who may be deemed to be in control of ABF.

11. WHO SHOULD I CALL FOR MORE INFORMATION ON THE SPIN-OFF?

         If you are a registered holder of CJR Stock and wish to learn more about the Distribution or ABF, you may contact ABF by calling its President, Adolph Weissman, at (914) 725-5474 or by mail at 2 Winthrop Lane, Scarsdale, New York 10583.

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